UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

________________________________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

_________________________________________

Date of Report (Date of earliest event reported) February 13, 2006

VION PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26534	13-3671221
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Science Park, New Haven, CT	06511
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 498-4210

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 13, 2007, Vion Pharmaceuticals, Inc. (the “Registrant”) entered into a purchase agreement with an initial purchaser, to sell up to $60 million in aggregate principal amount of 7.75% convertible senior notes due 2012 and warrants to purchase up to 7,800,000 shares of its common stock in a private placement to qualified institutional buyers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Act”), to persons outside the United States under Regulation S and to institutional investors that are accredited investors within the meaning of Rule 501 under the Act. The initial purchaser is obligated to purchase all of the notes and warrants under the purchase agreement; provided that, the initial purchaser intends to immediately re-sell the securities and if any subsequent purchaser withdraws from the offering, in whole or in part, the initial purchaser in its sole discretion may terminate or reduce the size of the offering. It is a condition to the Registrant’s obligation to sell the notes and warrants that at least $40 million of notes and warrants to purchase up to 5,200,000 shares of common stock are purchased.  The initial purchaser is purchasing the securities under the purchase agreement for 94% of the principal amount of the notes.  The closing of the offering is expected to occur on February 20, 2007 and is subject to customary closing conditions.

The notes are convertible into shares of the Registrant’s common stock at the option of the holder of notes at any time after the earlier of (i) the date a shelf registration statement with respect to the resale of the shares of the Registrant's common stock issuable upon conversion of the notes becomes effective and (ii) 180 days after the closing of the sale of notes, and prior to the close of business on February 15, 2012, at an initial conversion rate of 520.833 shares of common stock per $1,000 principal amount, which is equivalent to an initial conversion price of $1.92 per share.  If a note is called for redemption,  the note holders will be entitled to convert the notes at any time before the close of business on the date immediately preceding the date fixed for redemption.

The warrants are exercisable into shares of the Registrant’s common stock at the option of the holder of warrants at any time after the earlier of (i) the date a shelf registration statement with respect to the resale of the shares of the Registrant’s common stock issuable upon exercise of the warrants becomes effective and (ii) 180 days after the closing of the sale of the warrants, and prior to the close of business on February 15, 2010 at an initial exercise price of $2.00 per share.  Upon 30 days written notice, the Registrant may redeem the warrants, in whole or in part, at a price of $0.01 per warrant at any time after the warrants become exercisable; provided that, the last sales price of the Registrant’s common stock equals or exceeds 150% of the exercise price per share of the warrants then in effect for any 20 trading days within a 30-consecutive trading day period ending three days before the Registrant sends the notice of redemption; and provided further that, at all times during such 30-consecutive trading day period there is an effective registration statement relating to the resale of all of the shares of common stock issuable to warrant holders upon exercise of the warrants.

Item 8.01 Other Events.

A copy of the press release, dated February 14, 2007, relating to the Registrant’s offering of convertible notes and warrants is attached to this current report on Form 8-K as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.

Description

99.1

Press release, dated February 14, 2007, issued by Vion Pharmaceuticals, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VION PHARMACEUTICALS, INC.

Date: February 15, 2007	By:	/s/ Howard. B. Johnson
	Name:	Howard B. Johnson
	Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

Description

99.1

Press release, dated February 14, 2007, issued by Vion Pharmaceuticals, Inc.